SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               S C H E D U L E 13D
                                 (Rule 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULE 13d -1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                 RULE 13d-2(a).
                              (Amendment No. 2)(1)


                          UNITY FIRST ACQUISITION CORP.
                                (Name of Issuer)

                         COMMON STOCK, $0.0001 PAR VALUE
                         (Title of Class of Securities)

                                    912908100
                                 (CUSIP Number)

                                    Copy to:

Seneca Ventures                         Stephen A. Cohen, Esq.
68 Wheatley Road                        Morrison Cohen Singer & Weinstein, LLP
Brookville, New York 11545              750 Lexington Avenue
Telephone (516) 626-3070                New York, New York 10022
                            Telephone (212) 735-8600

                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                January 22, 1999
              (Date of Event which Requires Filing this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-(g), check the following box / /.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

                        (Continued on following page(s))

--------
     (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                   -1 of 14-

CUSIP
No. 912908100                        13D

================================================================================
 1 | Name of Reporting Person
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                         Woodland Partners
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group*                  (a)  |X|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds*          WC, OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required
   | Pursuant to Item 2(d) or 2(e)                                           |_|
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                              New York
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |      100,000 shares                             5.3%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |      152,500 shares                            10.8%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |      100,000 shares                             5.3%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |      202,500 shares                            10.8%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                            302,500 shares
   |
--------------------------------------------------------------------------------
12 | Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*  |_|
   |
--------------------------------------------------------------------------------
13 | Percent of Class Represented by Amount in Row (11)
   |                                                                      16.1%
   |
--------------------------------------------------------------------------------
14 | Type of Reporting Person*
   |                                  PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                    -2 of 14-

CUSIP
No. 912908100                         13D

================================================================================
 1 | Name of Reporting Person
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                          Barry Rubenstein
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group*                  (a)  |X|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds*           PF, OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required
   | Pursuant to Item 2(d) or 2(e)                                           |_|
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                         United States
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |       150,000 shares                            8.0%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |       152,500 shares                            8.1%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |       150,000 shares                            8.0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |       152,500 shares                            8.1%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                             302,500 shares
   |
--------------------------------------------------------------------------------
12 | Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*  |_|
   |
--------------------------------------------------------------------------------
13 | Percent of Class Represented by Amount in Row (11)
   |                                                                     16.1%
   |
--------------------------------------------------------------------------------
14 | Type of Reporting Person*
   |                                  IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                    -3 of 14-

CUSIP
No. 912908100                         13D

================================================================================
 1 | Name of Reporting Person
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                       Marilyn Rubenstein
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group*                  (a)  |X|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds*          OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required
   | Pursuant to Item 2(d) or 2(e)                                           |_|
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                         United States
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |      0 shares                                     0%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |      302,500 shares                            16.1%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |      0 shares                                     0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |      302,500 shares                            16.1%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                            302,500 shares
   |
--------------------------------------------------------------------------------
12 | Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*  |_|
   |
--------------------------------------------------------------------------------
13 | Percent of Class Represented by Amount in Row (11)
   |                                                                      16.1%
   |
--------------------------------------------------------------------------------
14 | Type of Reporting Person*
   |                                  IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                    -4 of 14-

CUSIP
No. 912908100                        13D

================================================================================
 1 | Name of Reporting Person
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |          The Marilyn and Barry Rubenstein Family Foundation
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group*                  (a)  |X|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds*          OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required
   | Pursuant to Item 2(d) or 2(e)                                           |_|
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                              New York
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |      0 shares                                     0%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |      0 shares                                     0%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |      0 shares                                     0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |      0 shares                                     0%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                            0 shares
   |
--------------------------------------------------------------------------------
12 | Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*  |_|
   |
--------------------------------------------------------------------------------
13 | Percent of Class Represented by Amount in Row (11)
   |                                                                         0%
   |
--------------------------------------------------------------------------------
14 | Type of Reporting Person*
   |                                  OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                    -5 of 14-

CUSIP
No. 912908100                        13D

================================================================================
 1 | Name of Reporting Person
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                      Woodland Venture Fund
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group*                  (a)  |X|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds*          WC, OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required
   | Pursuant to Item 2(d) or 2(e)                                           |_|
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                              New York
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |      27,500 shares                              1.5%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |      275,000 shares                            14.7%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |      27,500 shares                              1.5%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |      275,000 shares                            14.7%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                            302,500 shares
   |
--------------------------------------------------------------------------------
12 | Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*  |_|
   |
--------------------------------------------------------------------------------
13 | Percent of Class Represented by Amount in Row (11)
   |                                                                      16.1%
   |
--------------------------------------------------------------------------------
14 | Type of Reporting Person*
   |                                  PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                    -6 of 14-

CUSIP
No. 912908100                        13D

================================================================================
 1 | Name of Reporting Person
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                          Seneca Ventures
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group*                  (a)  |X|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds*          WC, OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required
   | Pursuant to Item 2(d) or 2(e)                                           |_|
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                              New York
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |      25,000 shares                              1.3%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |      277,500 shares                            14.8%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |      25,000 shares                              1.3%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |      277,500 shares                            14.8%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                            302,500 shares
   |
--------------------------------------------------------------------------------
12 | Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*  |_|
   |
--------------------------------------------------------------------------------
13 | Percent of Class Represented by Amount in Row (11)
   |                                                                      16.1%
   |
--------------------------------------------------------------------------------
14 | Type of Reporting Person*
   |                                  PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                    -7 of 14-

CUSIP
No. 912908100                        13D

================================================================================
 1 | Name of Reporting Person
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                       Woodland Services Corp.
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group*                  (a)  |X|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds*          OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required
   | Pursuant to Item 2(d) or 2(e)                                           |_|
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                              New York
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |      0 shares                                     0%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |      302,500 shares                            16.1%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |      0 shares                                     0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |      302,500 shares                            16.1%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                            302,500 shares
   |
--------------------------------------------------------------------------------
12 | Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*  |_|
   |
--------------------------------------------------------------------------------
13 | Percent of Class Represented by Amount in Row (11)
   |                                                                      16.1%
   |
--------------------------------------------------------------------------------
14 | Type of Reporting Person*
   |                                  CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                    -8 of 14-

CUSIP
No. 912908100                        13D

================================================================================
 1 | Name of Reporting Person
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                          Brian Rubenstein
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group*                  (a)  |X|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds*          OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required
   | Pursuant to Item 2(d) or 2(e)                                           |_|
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                         United States
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |      0 shares                                     0%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |      0 shares                                     0%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |      0 shares                                     0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |      0 shares                                     0%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                            0 shares
   |
--------------------------------------------------------------------------------
12 | Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*  |_|
   |
--------------------------------------------------------------------------------
13 | Percent of Class Represented by Amount in Row (11)
   |                                                                         0%
   |
--------------------------------------------------------------------------------
14 | Type of Reporting Person*
   |                                  IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                    -9 of 14-

CUSIP
No. 912908100                        13D

================================================================================
 1 | Name of Reporting Person
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                         Rebecca Rubenstein
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group*                  (a)  |X|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds*          OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required
   | Pursuant to Item 2(d) or 2(e)                                           |_|
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                         United States
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |      0 shares                                     0%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |      0 shares                                     0%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |      0 shares                                     0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |      0 shares                                     0%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                            0 shares
   |
--------------------------------------------------------------------------------
12 | Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*  |_|
   |
--------------------------------------------------------------------------------
13 | Percent of Class Represented by Amount in Row (11)
   |                                                                         0%
   |
--------------------------------------------------------------------------------
14 | Type of Reporting Person*
   |                                  IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                   -10 of 14-

     This statement, dated January 22, 1999, constitutes Amendment No. 2 to the
Schedule 13D, dated November 13, 1996, regarding the reporting persons' ownership of certain securities of Unity First Acquisition Corp. (the "Issuer").

     This Schedule 13D is hereinafter referred to as the "Schedule". All capitalized terms used herein and otherwise undefined shall have the meanings ascribed in the Schedule.

     This Amendment No. 2 to the Schedule is filed in accordance with Rule 13d-2 of the Securities Exchange Act of 1934, as amended, by the reporting persons. It shall refer only to information which has materially changed since the filing of the Schedule.

ITEM 1.  Security and Issuer.
         -------------------

         Unity First Acquisition Corp.
         245 Fifth Avenue, Suite 1500
         New York, New York 10016

ITEM 5.  Interests in Securities of the Issuer.
         -------------------------------------

     (a) The following list sets forth the aggregate number and percentage (based on 1,875,000 shares of Common Stock outstanding as reported by the Issuer in its Proxy dated September 14, 1998) of outstanding shares of Common Stock owned beneficially by each reporting person named in Item 2, as of January 22, 1999.

                                                          Shares of                    Percentage of Shares
                                                        Common Stock                      of Common Stock
Name                                                 Beneficially Owned(2)               Beneficially Owned
----                                                 ---------------------               ------------------
Woodland Partners                                         302,500(3,4)                           16.1%
Barry Rubenstein                                          302,500(3,5)                           16.1%
Marilyn Rubenstein                                        302,500(3)                             16.1%
The Marilyn and Barry Rubenstein
       Family Foundation                                        0                                   0%
Woodland Venture Fund                                     302,500(3,6)                           16.1%
Seneca Ventures                                           302,500(3,7)                           16.1%
Woodland Services Corp.                                   302,500(3)                             16.1%
Brian Rubenstein                                                0                                   0%
Rebecca Rubenstein                                              0                                   0%

--------------

(2) Does not include shares of Common Stock issuable upon the exercise of the Class A Warrants or the Class B Warrants.

(3) The reporting person disclaims beneficial ownership of the securities except to the extent of his/her/its equity interest therein.

(4)  Includes 100,000 shares of Common Stock owned by Woodland Partners.

(5) Includes 150,000 shares of Common Stock held in the Barry Rubenstein Rollover IRA account.

(6)  Includes 27,500 shares of Common Stock owned by the Fund.

(7)  Includes 25,000 shares of Common Stock owned by Seneca.

                                   -11 of 14-

     (b) By virtue of being a general partner of Partners, the Fund and Seneca, a trustee of the Foundation, Barry Rubenstein may be deemed to have shared power to vote and to dispose of 152,500 shares of Common Stock, representing approximately 8.1% of the outstanding Common Stock. Barry Rubenstein has sole power to vote and to dispose of 150,000 shares of Common Stock, representing approximately 8.0% of the outstanding Common Stock.

     Marilyn Rubenstein, by virtue of being a general partner of Partners, a trustee of the Foundation, and wife of Barry Rubenstein, may be deemed to have shared power to vote and to dispose of 302,500 shares of Common Stock, representing approximately 16.1% of the outstanding Common Stock.

     Partners has sole power to vote and to dispose of 100,000 shares of Common Stock, representing approximately 5.3% of the outstanding Common Stock, and may be deemed to have shared power to vote and to dispose of 202,500 shares of Common Stock, representing approximately 10.8% of the outstanding Common Stock.

     The Fund has sole power to vote and to dispose of 27,500 shares of Common Stock, representing approximately 1.5% of the outstanding Common Stock, and may be deemed to have shared power to vote and to dispose of 275,000 shares of Common Stock, representing approximately 14.7% of the outstanding Common Stock.

     Seneca has sole power to vote and to dispose of 25,000 shares of Common Stock, representing approximately 1.3% of the outstanding Common Stock, and may be deemed to have shared power to vote and to dispose of 277,500 shares of Common Stock, representing approximately 14.8% of the outstanding Common Stock.

     Services may be deemed to have shared power to vote and to dispose of 302,500 shares of Common Stock, representing approximately 16.1% of the outstanding Common Stock.

     (c) The following is a description of all transactions in shares of Common Stock of the Issuer by the persons identified in Item 2 of this Schedule 13D effected from December 23, 1998 through January 26, 1999, inclusive:

                                                  Purchase or          Number of Shares           Purchase or
             Name of Shareholder                   Sale Date          Purchased or (Sold)         Sale Price
             -------------------                   ---------          -------------------         ----------
The Marilyn and Barry Rubenstein Family             1/12/99                 (16,000)               $5.21875
Foundation
                                                    1/22/99                  (4,300)               $5.21875

                                                    1/26/99                  (3,700)               $5.21875

     The Foundation sold the shares of Common Stock in the over-the-counter market.

                                   -12 of 14-

     (d) No other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of such securities.

     (e) Not applicable.

                                   -13 of 14-

                                    Signature

     After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned hereby certifies that the information set forth in this
Schedule is true, complete, and correct.

Date:   January 28, 1999
                                        Barry Rubenstein
                                        -------------------------------------
                                        Barry Rubenstein, individually, as
                                        General Partner on behalf of Woodland
                                        Partners, Seneca Ventures, and Woodland
                                        Venture Fund, as President of Woodland
                                        Services Corp., and as Trustee of The
                                        Marilyn and Barry Rubenstein Family
                                        Foundation


                                        Marilyn Rubenstein
                                        -------------------------------------
                                        Marilyn Rubenstein



                                                *
                                        -------------------------------------
                                        Brian Rubenstein



                                                *
                                        -------------------------------------
                                        Rebecca Rubenstein



*By: Barry Rubenstein
     -----------------------------
Barry Rubenstein, Attorney-in-Fact

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).

                                   -14 of 14-